SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549



                                Form 8-K



            Current Report Pursuant to Section 13 or 15(d) of
                      The Securities Act of 1934



    Date of Report (Date of Earliest Event Reported): October 20, 2003


                       UNITED MORTGAGE TRUST
            Exact Name of Registrant as Specified in its
                       Governing Instruments)

        (a Maryland trust)    Commission File Number 333-10109


            (IRS Employer Identification Number 75-6496585)


                       5740 Prospect Avenue
                            Suite 1000
                        Dallas, Texas 75206

             (address of principal executive offices)

     Registrant's telephone number, including area code: (214) 237-9305



Item 5. Other Events

	On November 4, 2003, United Mortgage Trust (the "Company") issued a press release announcing that it had received a merger proposal from UMT Holdings, L.P., an entity organized by persons that include officers and owners of the Company and its advisor. Under the proposal, each holder of shares of beneficial interest in the Company at the time of the closing of the merger would receive a 10-year senior subordinated note having an original principal amount of $21 for each share owned by such holder and an annual interest rate of 9.5%, which interest shall be payable monthly. The press release is filed as an exhibit hereto.

Item 7. Financial Statements and Exhibits

	(a) Financial Statements.

	    Not applicable.

	(b) Pro Forma Financial Information.
	   Not applicable

	(c) Exhibits.

            Number                               Document

99.1           Press Release dated November 4, 2003



SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    UNITED MORTGAGE TRUST


November 4, 2003                   /S/Christine A. Griffin
                                   Christine A. Griffin
                                         President

99.1     Press Release dated November 4, 2003

                      UNITED MORTGAGE TRUST ANNOUNCES RECEIPT OF
                                 MERGER PROPOSAL

     DALLAS, TEXAS, November 4, 2003. United Mortgage Trust, a Maryland real estate investment trust based in Dallas, Texas (the "Company"), announced today that it had received a merger proposal from an entity organized by persons that include officers and owners of the Company and its advisor. The proposal by UMT Holdings, LP, a Delaware limited partnership and real estate finance company based in Dallas, Texas ("UMTH"), provides that the Company would be merged into UMTH. As currently proposed, each holder of shares of beneficial interest in the Company at the time of the closing of the merger would receive a 10-year senior subordinated note having an original principal amount of $21 for each share owned by such holder and an annual interest rate of 9.5%, which interest shall be payable monthly. The proposal contains other terms and may be amended or modified at any time.

      UMTH is owned by, among others, shareholders and officers of both the Company and UMT Advisers, Inc., a Texas corporation that has acted as the advisor to the Company since 2001.

      In response to the proposal, the Board of Trustees has formed a special committee comprised of Richard D. O'Connor, Jr., Paul R. Guernsey and Douglas R. Evans, each an independent and disinterested trustee. The special committee has retained Haynes and Boone, LLP as its legal counsel and intends to engage a financial advisor to assist it in evaluating the proposal. The special committee has been charged with negotiating the final terms of any transaction with UMTH on behalf of the Company, evaluating the fairness of the terms to the Company's shareholders who are not affiliated with UMTH, and making a recommendation to the full Board of Trustees with respect to the transaction. In addition, the special committee may entertain other unsolicited inquiries from any other parties interested in the possible acquisition of the Company's outstanding shares of beneficial interest and, as appropriate, provide information, enter into discussions and negotiate with such parties in connection with any such inquiries.

      UMTH's proposal is contingent upon, among other things, (i) the negotiation, execution and delivery of a definitive agreement, (ii) approval of the transaction by the special committee, the Company's full Board of Trustees and the Company's shareholders, (iii) the special committee's receipt of a fairness opinion from its financial advisor,
(iv) the effectiveness of a registration statement with the Securities and Exchange Commission to permit the submission of the merger to a vote of the Company's shareholders and to register the notes, (v) applicable regulatory approvals, (vi) obtaining any necessary third-party consents or waivers, and (vii) certain other conditions including UMTH's satisfaction with the results of its due diligence investigation and the amendment of the Company's Declaration of Trust to permit the merger.

      There can be no assurance that a definitive merger agreement will be executed and delivered, or that UMTH's proposed transaction will be consummated. The proposed transaction may only be completed in accordance with the applicable state and federal laws, including the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. This press release shall constitute neither an offer or solicitation of an offer to buy any securities nor the solicitation of any proxy or vote of any shareholder of the Company.

      United Mortgage Trust was organized in 1996 to acquire mortgage investments that are not insured or guaranteed by federally owned or guaranteed mortgage agencies. The Company presently has approximately 2,800 beneficial shareholders to whom it pays monthly distributions at a current rate of 9.2%. The Company's shares do not trade on any exchange or other stock market.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT
OF 1995

     This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are identified by the use of forward-looking terminology such as "may," "will," "would," "expect," "anticipate," "estimate," "continue," or other similar words. Such statements involve risk and uncertainties, which may cause actual results to differ materially and adversely from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions, including, but not limited to, the contingencies discussed above, the ability of the special committee and UMTH to agree on acceptable terms for the proposed transaction, overall market conditions, regulatory approvals, risks factors affecting the Company and other circumstances. We make reference to the Company's filings with the Securities and Exchange Commission, including its annual report on Form 10-KSB for the fiscal year ended December 31, 2002, for information regarding those factors and conditions.

For further information, contact:

      Cricket Griffin, President, United Mortgage Trust
      5740 Prospect Avenue, Suite 1000, Dallas TX 75206
      214-237-9305 x 120